UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.     )

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Trizec Properties, Inc.
(Name of Registrant as Specified in Its Charter)

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10 South Riverside Plaza, Suite 1100
Chicago, Illinois 60606

August 31, 2006

Dear Stockholder,

As you know, we are holding a special meeting of stockholders of Trizec Properties, Inc. on Tuesday, September 12, 2006 at 10:00 a.m., local time, at The Ritz Carlton, 160 East Pearson Street, The Versailles Suite, Chicago, Illinois 60611. At the special meeting, holders of Trizec Properties, Inc.’s common stock entitled to vote will be asked to adopt the Agreement and Plan of Merger and Arrangement Agreement, dated as of June 5, 2006, as amended, by and among Trizec Properties, Inc., Trizec Holdings Operating LLC, Trizec Canada Inc., Grace Holdings LLC, Grace Acquisition Corporation, Grace OP LLC and 4162862 Canada Limited, which we refer to as the “merger agreement,” pursuant to which, among other things, Grace Acquisition Corporation will merge with and into Trizec Properties, Inc., which we refer to as the “merger.”

If the merger is completed, all holders of shares of our common stock (other than Trizec Canada Inc., its subsidiaries, the acquiror and the affiliates of the acquiror) will ultimately receive $29.01 per share in cash plus an additional cash amount that represents a pro rata portion of the regular quarterly dividend payable on our common stock and allocable to the quarter in which the merger closes, in each case without interest and less applicable withholding taxes, in exchange for each share owned by such holders, as more fully described in the proxy statement that we mailed to you on or about August 10, 2006. The attached supplement, which we refer to as this “supplement,” contains a description of certain modifications to the merger agreement and certain additional information supplementing the proxy statement. I urge you to read this supplement carefully together with the proxy statement we have previously sent to you as they contain a description of the proposed merger, the related transactions and other important information for you to consider in connection with the proposed merger.

The additional information contained in this supplement is being provided in connection with our entry into a memorandum of understanding regarding the settlement of two putative stockholder class action lawsuits filed against the company and each of our directors. The settlement will not affect the amount of the merger consideration to be paid in the merger. The lawsuits and memorandum of understanding are described more fully in this supplement.

Upon the recommendation of a special committee of our board of directors formed for the purpose of considering the merger, our board of directors, after careful consideration, has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable, fair to and in the best interests of Trizec Properties, Inc. and our stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

Thank you for your cooperation and continued support.

Very truly yours,

Peter Munk
Chairman of the Board of Directors

This proxy statement supplement is dated August 31, 2006 and is first being mailed, along with the attached proxy card, to our stockholders on or about September 1, 2006.

10 South Riverside Plaza, Suite 1100
Chicago, Illinois 60606

PROXY STATEMENT SUPPLEMENT

INTRODUCTION

This document supplements the proxy statement, dated August 7, 2006, previously provided to you in connection with the proposed merger of Trizec Properties, Inc., which we refer to as “we,” “us,” “our,” “the company,” “our company” or “Trizec,” pursuant to the merger agreement. This supplement includes a description of certain modifications to the merger agreement and certain additional information, which is being provided in connection with our entry into a memorandum of understanding regarding the settlement of two putative stockholder class action lawsuits filed against the company and each of our directors. The lawsuits and the memorandum of understanding are described more fully below. Except as described in this supplement, the information provided in the proxy statement continues to apply.

To the extent that information in this supplement differs from, updates or conflicts with information contained in the original proxy statement, the information in this supplement is more current. If you need another copy of the original proxy statement, please call our proxy solicitor, Georgeson Inc., toll-free at (866) 821-2621.

If you were a common stockholder of record as of the close of business on August 3, 2006, the record date for determining those stockholders entitled to receive notice of and attend the special meeting or any postponements or any adjournments of the special meeting, you may vote in person at the special meeting or submit a proxy for voting at the special meeting. You can submit your proxy by completing, signing, dating and returning a previously provided proxy card or the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization. If you have already submitted a proxy, you do not need to submit a new proxy card. You may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation, at our executive offices located at 10 S. Riverside Plaza, Suite 1100, Chicago, Illinois 60606, or a duly executed proxy bearing a later date or voting again by telephone or Internet or by attending the meeting and voting in person. Attendance at the meeting in itself will not constitute revocation of a previously granted proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

Your vote is very important regardless of the number of shares of our common stock that you own. If you have not already done so, please cast your vote by either completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Georgeson Inc., toll-free at (866) 821-2621.

LITIGATION RELATING TO THE MERGER

As previously disclosed in the proxy statement under the heading “The Mergers and The Arrangement — Litigation Relating to the Merger,” on June 6, 2006, two substantially identical purported stockholder class action lawsuits related to the merger agreement were filed in the Circuit Court of Cook County, Illinois, Doris Staehr v. Trizec Properties, et al. (Case No. 06CH11226) and Hubert Van Gent v. Trizec Properties, et al. (Case No. 06CH11571), naming the company and each of our directors as defendants.

On August 30, 2006, we and the other defendants entered into a memorandum of understanding with the plaintiffs regarding the settlement of both lawsuits. In connection with the settlement, we agreed to make certain modifications to the merger agreement and to make certain additional disclosures to our stockholders, which are contained in this supplement. Subject to the completion of certain confirmatory discovery by counsel to the plaintiffs, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to our stockholders and consummation of the merger. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought in the actions being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay $950,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

The settlement will not affect the amount of the merger consideration that you are entitled to receive in the merger.

We and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the lawsuits, and specifically deny that any modifications to the merger agreement or any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or otherwise imperiling the merger and the related transactions, to minimize the expense of defending the lawsuits, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the merger, we and our directors agreed to the settlement described above. We and the other defendants further considered it desirable that the actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

AMENDMENTS TO THE MERGER AGREEMENT AND
RELATED SUPPLEMENTAL INFORMATION

In connection with the settlement of the lawsuits, we and Trizec Holdings Operating LLC (the “operating company”) have agreed with Grace Holdings LLC, Grace Acquisition Corporation, Grace OP LLC and 4162862 Canada Limited (collectively, the “Buyer Parties”) and Trizec Canada Inc. to modify the merger agreement as described below.

•	Section 8.04(a) of the merger agreement is being amended as follows (new text is underlined and deleted text is stricken through):

“During the term of this Agreement, none of the Trizec Parties, any Trizec Subsidiary, TZ Canada or any TZ Canada Subsidiary shall, nor shall it authorize or knowingly permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or affiliate (each, a “Representative”) of the Trizec Parties, any Trizec Subsidiary, TZ Canada or any TZ Canada Subsidiary to, (x) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Trizec Acquisition Proposal,

(y) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Trizec Acquisition Proposal, or (z) enter into any agreement in principle, contract or agreement (other than a confidentiality agreement entered into in accordance with the provisions of this Section 8.04) with respect to a Trizec Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to the receipt of the Trizec Stockholder Approval, following the receipt by the Trizec Parties or any Trizec Subsidiary of a bona fide written Trizec Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of, or did not otherwise result from a breach of, this Section 8.04(a)), the Trizec Board or the Special Committee may (directly or through Representatives) (i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal ~~is, or is reasonably likely to~~ could lead to~~,~~ a Trizec Superior Proposal and (ii) if (x) the Trizec Board or the Special Committee determines in good faith after consultation with its outside legal and financial advisors that such Trizec Acquisition Proposal is, or is reasonably likely to lead to, a Trizec Superior Proposal and (y) the Trizec Board or the Special Committee determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Trizec Board or the Special Committee may (A) furnish non-public information with respect to the Trizec Parties and the Trizec Subsidiaries to the Person who made such proposal (provided that Trizec (1) has previously furnished or concurrently furnishes such information to Parent and (2) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to Trizec as the Confidentiality Agreement), (B) participate in negotiations regarding such proposal and (C) following receipt of a Combined Superior Proposal, terminate this Agreement pursuant to, and subject to compliance with, Section 10.01(h).”

•	Section 8.05(a) of the merger agreement is being amended as follows (new text is underlined and deleted text is stricken through):

“During the term of this Agreement, none of TZ Canada or any TZ Canada Subsidiary shall, nor shall it authorize or knowingly permit, directly or indirectly, any Representative of the Trizec Parties, any Trizec Subsidiary, TZ Canada or any TZ Canada Subsidiary to, (x) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any TZ Canada Acquisition Proposal, (y) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a TZ Canada Acquisition Proposal, or (z) enter into any agreement in principle, contract or agreement (other than a confidentiality agreement entered into in accordance with the provisions of this Section 8.05) with respect to a TZ Canada Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to the receipt of the TZ Canada Shareholder Approval, following the receipt by TZ Canada or any TZ Canada Subsidiary of a bona fide written TZ Canada Acquisition Proposal (that was not solicited, encouraged or facilitated in violation or did not otherwise result from a breach of, this Section 8.05(a)), the TZ Canada Board may (directly or through Representatives) (i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal ~~is, or is reasonably likely to~~ could lead to~~,~~ a TZ Canada Superior Proposal and (ii) if (x) the TZ Canada Board determines in good faith after consultation with its outside legal and financial advisors that such TZ Canada Acquisition Proposal is, or is reasonably likely to lead to, a TZ Canada Superior Proposal and (y) the TZ Canada Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Canadian Law, the TZ Canada Board may (A) furnish non-public information with respect to TZ Canada and the TZ Canada Subsidiaries to the Person who made such proposal (provided that TZ Canada (1) has previously furnished or concurrently furnishes such information to Parent and (2) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to TZ Canada as the Confidentiality Agreement), (B) participate in negotiations regarding such proposal and (C) following receipt of a Combined Superior Proposal, terminate this Agreement pursuant to, and subject to compliance with, Section 10.01(h).”

•	Section 10.01(h) of the merger agreement is being amended to replace the reference to “three (3) Business Days” in clause (ii) to “two (2) Business Days” and “three Business Day period” and “three (3) Business Day period” in clauses (iv) and (v) to “two (2) Business Day period.”

•	The “Trizec Termination Fee” as defined in Section 10.03(c)(i) is being amended to reduce the amount from $71,300,000 to $65,100,000.

•	The “TZ Canada Termination Fee” as defined in Section 10.03(c)(iv) is being amended to reduce the amount from $43,700,000 to $39,900,000.

In connection with the amendment of the merger agreement, we are supplementing certain information in our proxy statement. The supplemental information is set forth below. New text is underlined and deleted text is stricken through.

The disclosure in the fifth, sixth and seventh bulleted paragraphs under the heading “Termination of the Merger Agreement” on page 13 of the proxy statement is revised as follows:

•	“we and Trizec Canada have first given Parent at least ~~three~~ two business days notice that we intend to terminate the merger agreement (attaching the most current version of the agreement or agreements relating to such combined superior proposal);

•	during the ~~three~~ two business days following the receipt by Parent of the termination notice, (a) we have offered to negotiate with, and if accepted, have negotiated in good faith with, Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the merger and (b) our board of directors or a special committee of our board of directors has determined in good faith, after the end of such ~~three~~ two business day period, after considering the results of such negotiations and any amendment to the merger agreement entered into, or for which Parent has irrevocably covenanted to enter into, that the superior proposal giving rise to such notice continues to be a superior proposal;

•	during the ~~three~~ two business days following the receipt by Parent of the termination notice, (a) Trizec Canada has offered to negotiate with, and if accepted, has negotiated in good faith with, Parent to make adjustments to the terms and conditions of the merger agreement to enable Trizec Canada to proceed with the arrangement, and (b) Trizec Canada’s board of directors has determined in good faith, after the end of such~~three~~ two business day period, after considering the results of such negotiations and any amendment to the merger agreement entered into, or for which Parent has irrevocably covenanted to enter into, that the superior proposal giving rise to such notice continues to be a superior proposal; and”

The disclosure in the first paragraph under the heading “Summary — Termination Fee and Expenses” on page 13 of the proxy statement is revised as follows:

“We and Trizec Canada have agreed to pay to Parent a termination fee and to reimburse Parent’s transaction expenses up to a maximum of $25.0 million if the merger agreement is terminated under certain circumstances. There are three alternative termination fees under the merger agreement: (a) the “Trizec termination fee,” which is equal to ~~$71.3 million~~ $65.1 million; (b) the “Trizec Canada termination fee,” which is equal to ~~$43.7 million~~ $39.9 million; and (c) the “full termination fee,” which is the sum of the Trizec termination fee and the Trizec Canada termination fee, or ~~$115.0 million~~ $105.0 million.”

The disclosure in the third paragraph under the heading “The Merger Agreement — No Solicitation of Transactions” on page 71 of the proxy statement is revised as follows:

Prior to the approval of the merger by our stockholders, following the receipt of an unsolicited bona fide written Trizec acquisition proposal, our board of directors or the special committee may contact such person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, to determine whether such Trizec acquisition proposal ~~is, or is reasonably likely to~~could lead to~~,~~ a Trizec superior proposal and, if our board of directors or the special committee determines in good faith, after consultation with its legal and financial advisors, that such Trizec acquisition proposal is, or is reasonably likely to lead to, a Trizec superior proposal and determines in good faith, after consultation with legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law, our board of directors or the special committee may:”

The disclosure in the last two bulleted paragraphs on page 76 and the first bulleted paragraph on page 77 under the heading “The Merger Agreement — Termination” of the proxy statement is revised as follows:

•	“we and Trizec Canada have first given Parent at least ~~three~~ two business days notice that we intend to terminate the merger agreement (attaching the most current version of the agreement relating to such other proposal;

•	during the ~~three~~ two business days following the receipt by Parent of the termination notice, (a) we have offered to negotiate with, and if accepted, have negotiated in good faith with, Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the merger and (b) our board of directors or a special committee of our board of directors has determined in good faith, after the end of such ~~three~~ two business day period, after considering the results of such negotiations and any amendment to the merger agreement entered into, or for which Parent has irrevocably covenanted to enter into, that the Trizec superior proposal giving rise to such notice continues to be a Trizec superior proposal;

•	during the ~~three~~ two business days following the receipt by Parent of the termination notice, (a) Trizec Canada has offered to negotiate with, and if accepted, has negotiated in good faith with, Parent to make adjustments to the terms and conditions of the merger agreement to enable Trizec Canada to proceed with the arrangement, and (b) Trizec Canada’s board of directors has determined in good faith, after the end of such~~three~~ two business day period, after considering the results of such negotiations and any amendment to the merger agreement entered into, or for which Parent has irrevocably covenanted to enter into, that the Trizec Canada superior proposal giving rise to such notice continues to be a Trizec Canada superior proposal; and”

The disclosure in the first paragraph under the heading “The Merger Agreement — Termination Fee and Expense” on page 77 of the proxy statement is revised as follows:

“We and Trizec Canada have agreed to pay to Parent a termination fee and to reimburse Parent’s transaction expenses up to a maximum of $25.0 million if the merger agreement is terminated under certain circumstances. Under the merger agreement, there are three alternative termination fees: (a) the “Trizec termination fee,” which is equal to ~~$71.3 million~~ $65.1 million (b) the “Trizec Canada termination fee,” which is equal to ~~$43.7 million~~ $39.9 million; and (c) the “full termination fee,” which is an amount equal to the Trizec termination fee plus the Trizec Canada termination fee, or ~~$115.0 million~~ $105.0 million.”

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT

In connection with the settlement of the lawsuits, we have agreed to supplement certain disclosure in our proxy statement. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety.

Management Projections

Other than historically providing periodic near-term earnings guidance, we do not as a matter of course make public our management’s forecasts or projections of future performance or earnings. In connection with the proposed merger and the settlement of the litigations, we have determined to make available to our stockholders pursuant to this supplement projections of our anticipated future operating performance for the fourth quarter ending December 31, 2006 and each of the four fiscal years ending 2007 through 2010 that our management prepared in May 2006. These projections were provided to JPMorgan in May 2006 in connection with the rendering of its fairness opinion. The projections were not prepared with a view towards public disclosure or compliance with published guidelines of the Securities and Exchange Commission, or SEC, the guidelines established by the American Institute of Certified Public Accountants for prospective financial information or generally accepted accounting principles, or GAAP. Our independent registered public accounting firm has not compiled or examined any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assumes no responsibility for them.

The projections included below are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared by us in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management with respect to, among other things, general economic, market, interest rate and financial conditions, the availability and cost of capital for future investments, our ability to lease or re-lease space at current or anticipated rents, changes in the supply of and demand for our properties, risks and uncertainties associated with the acquisition or disposition of properties, competition within the industry, real estate and market conditions, and other matters. None of the assumptions underlying the projections may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may materially differ. In addition, the projections do not take into account any of the transactions contemplated by, or permitted under, the merger agreement, including the merger and dispositions of assets that may occur before, concurrently with, or after the closing of the merger, all or any of which may cause actual results to materially differ.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the information set forth below should not be regarded as an indication that the projections will be an accurate prediction of future events, that any recipient of the projections considered, or now considers, them to be a reliable predictor of future events, and they should not be relied on as such. No one has made, or makes, any representation regarding the information contained in the projections and, except as required by applicable securities laws, neither we nor the Buyer Parties intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

Trizec Properties, Inc.
Management Projections Summary

	Projected	Projected	Projected	Projected	Projected
	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	2006	2007	2008	2009	2010
	(In millions except Dividend per Share)

Net Operating Income	$529.2	$583.6	$617.0	$654.9	$703.7
Net Income	44.1	19.4	45.9	73.6	131.6
Diluted Funds From Operations	264.6	271.2	314.1	349.7	405.3
Dividend per Share(1)	0.80	0.84	0.97	1.08	1.25

(1)	Our board of directors has not authorized or declared any dividends beyond the third quarter of 2006.

Other Supplements To Proxy Statement

In connection with the settlement of the lawsuits, we have agreed to supplement certain other disclosure in our proxy statement as set forth below. New text is underlined and deleted text is stricken through.

Background of the Mergers and the Arrangement

The disclosure on fourth paragraph on page 31 of the proxy statement under the heading “The Mergers and The Arrangement — Background of the Mergers and the Arrangement” is supplemented as follows:

“During this period, Trizec’s senior management provided Trizec’s board of directors with periodic updates at regular board meetings regarding the state of the capital markets in general, the state of the office property market in particular and other factors affecting Trizec’s short-term and long-term business prospects. At these meetings, Trizec’s board of directors discussed the various factors that would materially affect

Trizec’s long-term strategic plan, including, but not limited to, possible rises in interest rates that would increase Trizec’s cost of capital, increased competition for acquisitions and the impact of such competition on Trizec’s strategic plan and acquisition costs in the future, and possible lack of suitable and attractive investment opportunities. During this period, Trizec Canada’s senior management provided Trizec Canada’s board of directors with similar periodic updates.”

The disclosure in the fourth paragraph under the heading “The Mergers and The Arrangement — Background of the Mergers and the Arrangements” on page 39 of the proxy statement is supplemented as follows:

“On June 4, 2006, prior to the special committee meeting, the compensation committee of Trizec’s board of directors met and reviewed certain proposals regarding compensation for Trizec’s executive officers and other employees that had been previously discussed at the May 18, 2006 compensation committee meeting and the June 1, 2006 special committee meeting. The compensation committee recommended that Trizec’s board of directors approve (i) a change in control severance pay plan under which certain employees of Trizec (including Trizec’s executive officers other than Mr. Callahan) and its subsidiaries would be entitled to severance payments under certain circumstances if they were terminated or if they resigned for “good reason” within one year following the consummation of a change in control transaction, (ii) a retention bonus program for the benefit of certain professional employees of Trizec (including Trizec’s executive officers) and its subsidiaries, and a retention bonus program for the benefit of certain hourly employees of Trizec, to provide additional incentive to such employees to continue to remain employees of Trizec through the closing date of any merger that Trizec might pursue and during a specified transition period following the closing of such a merger, and (iii) an amendment to the OPP to provide that the awards made under the OPP to all participants, including Trizec’s executive officers, would vest in full and the participants would be entitled to receive payments under the OPP in the form of restricted stock immediately prior to the closing of any merger that Trizec might pursue (but contingent on the closing), based on the total return to common stockholders for the period beginning on October 20, 2004 and ending on the date of any merger agreement. In considering the change in control severance pay plan and the retention bonus programs, the compensation committee discussed the importance of retaining company personnel pending consummation of the merger to ensure continued operation of Trizec’s business in the ordinary course, and the importance of providing incentives for certain employees to remain with Trizec for a specified period after the consummation of the merger to assist the acquiror in its post-merger transition. In addition, the compensation committee considered an amendment to the OPP to modify the performance measurement period to end on the date of the merger agreement rather than the closing of the merger in order to more accurately and fairly measure management’s performance in creating value to Trizec’s common stockholders in comparison to Trizec’s peer group. Immediately following the conclusion of the compensation committee’s meeting, Trizec’s board of directors convened a meeting and, upon the recommendation of the compensation committee, approved, with Mr. Callahan abstaining, the change in control severance pay plan, the retention bonus programs and the amendment to the OPP as recommended.”

The disclosure in the second bulleted paragraph under the heading “The Mergers and The Arrangement — Reasons for the Merger” on page 41 of the proxy statement is supplemented as follows:

“despite our past success in implementing our strategic plans, our belief that the merger provides a better alternative to our stockholders than pursuing our strategic plans on an ongoing basis as a result of the risks and uncertainties associated with the successful implementation of our strategic plans, including: (a) high cost of acquisitions due to low capitalization rates in real estate properties generally and possible increases in interest rates; ~~and~~ (b) ~~risks and uncertainties in continuing to implement our strategic plans~~ current difficulties in identifying suitable and attractive investment opportunities; (c) possible future downturns in the national, regional and economic conditions, particularly in our markets, and effects of such downturns on demand for leases for office space; and (d) our ability to obtain financing to replace our maturing indebtedness at an attractive cost;”

Opinion of Our Financial Advisor

As discussed in our proxy statement, our board of directors retained J.P. Morgan Securities Inc. or (“JPMorgan”) as our financial advisor in connection with the proposed merger, as to the fairness, from a financial point of view, of the common stock merger consideration to be received by (i) the holders of our common stock, other than Trizec Canada and its controlling shareholders, in the proposed merger involving Trizec, and (ii) the holders of Class B common units of our operating company (assuming all such holders elected to redeem their preferred units and receive the cash consideration), other than us and our subsidiaries, in the proposed merger involving the operating company. Information regarding the opinion and the financial analyses performed by JPMorgan, as well as the copy of the opinion itself, are included in our proxy statement.

The disclosure in the third paragraph under the heading “The Mergers and The Arrangement — Opinion of Our Financial Advisor” on page 46 of the proxy statement is supplemented as follows:

“JPMorgan analyzed publicly available financial performance data for the comparable companies listed above. JPMorgan calculated the multiples of current share price as of June 2, 2006 to equity analysts’ estimates for 2007 consensus funds from operations, referred to in this proxy statement as “FFO,” as reported by I/B/E/S, for each of the comparable companies to determine the estimated 2007 FFO trading multiples. JPMorgan noted that the range of 2007 FFO multiples was 10.6x to 20.5x. Based on its judgment, JPMorgan selected a range of 2007 FFO multiples of 15.0x to 17.0x. JPMorgan selected this range of multiples based on its professional judgment and its knowledge of us and the comparable companies, with consideration given to the differences in financial and operating characteristics and other relevant factors, such as geographic location, asset quality, market capitalization and capital structure. The selected multiples were then applied to the company’s 2007 FFO estimates, based on management’s projections, yielding implied trading values for the common stock for the 2007 estimate of approximately $25.20 to $28.56 per share.

The disclosure in the second and third paragraphs under the heading “The Mergers and The Arrangement — Opinion of Our Financial Advisor” on page 47 of the proxy statement is supplemented as follows:

“JPMorgan selected these precedent transactions because these precedent transactions were recent deals in similar industry sectors and had other relevant similarities for comparison, including equity and total market capitalization, property characteristics and asset quality and portfolio size. JPMorgan noted that the range of one-year forward FFO multiples was 10.1x to 21.0x. Based on its judgment, JPMorgan selected a range of one-year forward FFO multiples of 15.5x to 17.5x per share. JPMorgan selected this range of multiples based on its professional judgment and its knowledge of us and the precedent transactions, with consideration given to the differences in industry sector and other relevant factors, such as equity and total market capitalization, property characteristics and asset quality and portfolio size. JPMorgan applied the range of multiples derived from such analysis to our management’s 2007 FFO per share estimate. JPMorgan discounted the implied equity values resulting from this analysis by one year using an estimated equity cost of capital of 9.0% and arrived at an implied range of equity values for the common stock of $23.89 to $26.97 per share.”

Dividend Discount Model Analysis.  JPMorgan performed a dividend discount analysis for us based upon projections and assumptions provided by our management for projected FFO per share and projected annual dividend payouts per share for the quarter ending December 31, 2006 and the years ending December 31, 2007 to December 31, 2010. Under the dividend discount model methodology, implied equity values are determined by discounting dividends per share for the quarter ending December 31, 2006 and the years 2007 through 2010 using discount rates reflecting an expected equity total return. JPMorgan calculated a range of terminal values of Trizec at the end of 2010 by applying a perpetual growth rate ranging from 3.5% to 4.5% to the projected dividend of the company in 2010. The projected annual dividends and range of terminal values were then discounted to present values using a range of discount rates from 8.5% to 9.5%. JPMorgan selected these ranges of discount rates and perpetual growth rates based on JPMorgan’s estimate of expected investor total returns, risks inherent in the industry and specific risks associated with our continuing operations on a stand-alone basis, discussions with our management as well as other qualitative factors, such as characteristics of our properties and asset class. The present value of the dividends and the range of terminal values per share were added together to determine an estimated range of equity values for the common stock of $18.23 to $26.74 per share.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the mergers on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this supplement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the proxy statement under the heading “Cautionary Statement Regarding Forward-Looking Statements” and in our SEC filings.

WHERE YOU CAN FIND MORE INFORMATION

We file certain reports and information with the SEC under the Exchange Act, including annual, quarterly and current reports and proxy statements. You may obtain copies of this information in person or by mail from the public reference room at the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like Trizec, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement. Our public filings are also available on our website at www.trz.com under Investor Relations — SEC Filings.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street
New York, New York 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, Trizec Properties, Inc., 10 South Riverside Plaza, Suite 1100, Chicago, Illinois 60606. If you would like to request documents, please do so by August 28, 2006, in order to receive them before the special meeting.

We are incorporating by reference information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

We incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this supplement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of the proxy statement, as supplemented by this supplement, from the date these documents are filed. Any statement contained in the proxy statement, as supplemented by this supplement, or in a document incorporated or deemed to be incorporated by reference in the proxy statement, as supplemented by this supplement, shall be deemed to be modified or superseded for purposes of the proxy statement, as supplemented by this supplement, to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in the proxy statement, as supplemented by this supplement, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the proxy statement, as supplemented by this supplement.

No persons have been authorized to give any information or to make any representations other than those contained in this supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This supplement is dated August 31, 2006. You should not assume that the information contained in this supplement is accurate as of any date other than that date, and the mailing of this supplement to stockholders shall not create any implication to the contrary.

We and our directors, executive officers and other members of our management and employees may be deemed to be participants in the solicitation of proxies from our shareholders in connection with the proposed merger. Information concerning the interests of Trizec’s participants in the solicitation is set forth in our proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger, as supplemented by this supplement.